235 St Georges Terrace	ABN: 51 194 660 183
Perth WA 6000	Telephone: +61 8 9263 7171
Facsimile: +61 8 9263 7129
GPO Box A29	www.kpmg.com.au
Perth WA 6837
Australia

Our ref   36850916_1

29 May 2019

Dear Sir/s

Consent of Independent Auditor

We consent to the use of our report dated April 30, 2019, with respect to the consolidated statement of financial position of Beadell Resources Limited as of December 31, 2018, the related consolidated statement of profit or loss and other comprehensive income, changes in equity and cash flows for the year then ended, and the related notes (collectively, the "consolidated financial statements"), which report appears in the Form 6-K of Great Panther Mining Limited dated May 17, 2019 and incorporated by reference into the Form F-10 of Great Panther Mining Limited dated May 29, 2019, and to the reference to our firm under the heading "Auditors" in the prospectus. Our report dated April 30, 2019 contains an explanatory paragraph that states that a material uncertainty exists that may cast significant doubt on the Group’s ability to continue as a going concern and, therefore, whether it will realise its assets and discharge its liabilities in the normal course of business, and at the amounts stated in the financial report. Our opinion is not modified in respect of this matter.

Yours faithfully
/s/ KPMG	/s/ Graham Hogg

KPMG	Graham Hogg
Partner

KPMG, an Australian partnership and a member firm of the KPMG network of independent member firms affiliated with KPMG International Cooperative (“KPMG International”), a Swiss entity.	Liability limited by a scheme approved under Professional Standards Legislation.